Exhibit 4.54

CONFIDENTIAL

SECOND AMENDMENT TO ASSEMBLY AND TEST SERVICES AGREEMENT

THIS SECOND AMENDMENT is made effective the 16th day of July, 2007 (the “Effective Date”) by and between SPANSION LLC, having its principal place of business at 915 DeGuigne Drive, Sunnyvale, California, 94088-3453 (hereinafter referred to as “Spansion”), and ChipMOS TECHNOLOGIES, INC., having its principal place of business at No. 1 R&D Rd.1, Hsinchu Science Park, Hsinchu, Taiwan, R.O.C. (hereinafter referred to as “ChipMOS”).

RECITALS

WHEREAS, Spansion and ChipMOS wish to modify the Assembly and Test Services Agreement dated September 15, 2005, between the parties hereto, and as amended (hereinafter the “Agreement”), in order to effect a change in the terms of the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants of the parties, it is agreed that the Agreement shall be modified as follows:

1.	Second Amendment Project Name: ChipMOS Wafer Sorting Agreement (for the Test Cell # 151-175)

Second Amendment Start Date: July 16th , 2007

2.	The following shall be added as “Task” (e) to Section 5 of the First Statement of Work of Appendix 2 of the Agreement: (e) Supplier shall provide an additional twenty-five (25) wafer sort Test Cells (Verigy V5400 and Accretech UF300) (“Test Cells”) beyond the one-hundred fifty (150) currently installed.

3.	The parties agree that except as amended and modified in the manner specified above, all remaining provisions of the Agreement shall continue in full force and effect, except as follows:

a)	The Project Completion Date (“Expiration Date”) for the additional 25 Test Cells shall be on the fifth anniversary of the date of qualification by Spansion for each individual Test Cell.

b)	The price (wafer sort hourly rate) is per ChipMOS Quotation No. JRCP200706001 based on the Spansion and ChipMOS MOU dated March 3, 2007.

c)	Spansion has the option to buy back part or all of the additional 25 Test Cells during the course of this Amendment for twelve (12) months after the qualification. Spansion shall run the Test Cells at ChipMOS’ location for a minimum of twelve (12) months and shall give ChipMOS three (3) months advanced notice for the exercise of the buy-back option. The buy-back option price will be as follows:

CONFIDENTIAL

Buy back time	Buy back price (% of Original Price)
Before the end of 12 months	Not Applicable
At the end of 12 month	80%
At the end of 24 month	60%
At the end of 36 month	40%
At the end of 48 month	30%
At the end of 60 month	20%

If the buy-back option occurs between the above-mentioned time intervals, the buy-back option price will be linearly proportional to the price between the two intervals. For example, the buy-back option price at the end of eighteen (18) months will be 70% of the original purchase price.

THIS SECOND AMENDMENT has been signed by the duly-authorized representatives of the parties (or their designees) in two identical copies of which each party has taken one.

ChipMOS TECHNOLOGIES, INC.	SPANSION LLC

Authorized Signature	Authorized Signature

S.J. Cheng	Doug Duval
Name	Name

Chairman/C.E.O.	VP, Global Supply Management
Title	Title

____________	7/18/07
Date	Date